EXHIBIT 5.1


October 7, 2002

Ault Incorporated
7105 Northland Terrace
Minneapolis, Minnesota 55428-1028

         Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:

         We have acted as counsel to Ault Incorporated (the "Company") in preparation of the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission on October 8, 2002 relating to an offering of up to 600,000 shares of the Company's Common Stock, no par value per share (the "Common Stock") issuable (a) upon conversion of 2,074 shares of $1,000 face value Series B 7% Convertible Preferred Stock (the "Preferred Stock") and (b) as stock dividends on the Preferred Stock in lieu of cash. The please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota.

         2. The shares of Preferred Stock and the issuance thereof have been duly authorized by the Company.

         3. The shares of Common Stock issuable upon conversion of the Preferred Stock, when issued by the Company upon conversion of the Preferred Stock, will be validly issued, fully paid and nonassessable.

         4. If and when issued by the Company, the shares of Common Stock issuable as dividends on the Preferred Stock will be validly issued, fully paid and nonassessable.

         We express no opinion as to the laws of any state or jurisdiction other than Minnesota. We do not undertake to update or supplement this opinion letter or the opinions expressed herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Opinions" in the Prospectus comprising a part of the Registration Statement.

                                                 Very truly yours,

                                                 /s/ LINDQUIST & VENNUM P.L.L.P.